Exhibit 99.1
REALNETWORKS ANNOUNCES RECORD FOURTH QUARTER
AND FISCAL 2005 RESULTS
Achieves More Than 1.4 Million Paid Music Subscribers
SEATTLE, Washington — February 14, 2006 — RealNetworks®, Inc. (Nasdaq: RNWK), the leading creator of digital media services and software, today announced record results for the fourth quarter and fiscal year ended December 31, 2005.
“2005 was a watershed year for RealNetworks. We achieved record annual revenue, returned the company to profitability, settled our antitrust litigation in a manner that generated significant shareholder value, and dramatically grew our games business through both organic growth and acquisitions. We believe these achievements position us well for long-term growth and market leadership,” said Rob Glaser, chairman and CEO of RealNetworks. “Together with our many partners, Real offers a compelling set of best-of-breed digital media software products and digital music, video and games products to consumers wherever and whenever they want them.”
Quarterly Highlights
•	Record revenue of $83.6 million
•	Record net income of $295.6 million
•	More than 2.25 million paid subscribers
For the fourth quarter of 2005, revenue grew 15 percent to $83.6 million compared to $72.5 million reported in the fourth quarter of 2004. For the fourth quarter, in the Consumer Products and Services segment, Music revenue was $26.1 million, a 29% increase over the fourth quarter of 2004; Games revenue was $15.7 million, a 52% increase over the fourth quarter of 2004; Video, Consumer Software and Other revenue was $22.6 million, a decrease of 10% over the fourth quarter of 2004; and Media Properties revenue was $9.0 million, a 55% increase over the fourth quarter of 2004. In the Business Products and Services segment, revenue was $10.2 million in the fourth quarter, a decrease of 8% over the same period in 2004.
During the quarter, the Company announced a series of agreements with Microsoft ending its antitrust litigation and establishing digital music and games collaboration relationships resulting in a series of payments of up to $761 million over eighteen months. During the fourth quarter, Real received $478 million in payments related to these agreements. The Company expects to receive up to $283 million in additional payments over the next five quarters. Microsoft can earn credits against its future payments as a result of delivering music users to Real through its promotional efforts.
Net income for the fourth quarter was $295.6 million, or $1.61 per diluted share, compared to a net loss of $1.0 million, or ($0.01) per share, in the fourth quarter of 2004. Included in net income was a benefit of ($434.4) million in income related to the Microsoft agreements, net of contingent legal fees and other litigation costs. Net income also included operating expenses related to the Microsoft agreements of $6.7 million for non-income related taxes and employee bonuses; a $14.8 million donation to the RealNetworks Foundation representing five percent of after tax income in accordance with stated company policy; and an $8.5 million loss on a cancelled purchase agreement related to an element of an ongoing research and development project.
For the fourth quarter of 2005, EBITDA was $406.4 million compared to $1.4 million for the same period in the prior year. EBITDA is an alternative, non-GAAP, measure of operating results that excludes from net income expenses relating to interest, taxes, depreciation and amortization. A reconciliation of GAAP net income to EBITDA is provided in the financial tables that accompany this release.
The Company’s gross margin increased to 71 percent in the fourth quarter of 2005, as compared to 67 percent in the fourth quarter of 2004.
Operating expenses for the fourth quarter of 2005 were a benefit of ($342.8) million compared to $50.7 million for the same period in 2004. The benefit in 2005 was driven primarily by the impact of the Microsoft agreements.
For the fourth quarter, the effective tax rate was approximately 28%, impacted by the use of pre-existing tax credits and net operating loss (NOL) carry forwards.
Full Year Highlights
•	Record revenue of $325.1 million
•	Record net income of $312.3 million, or $1.70 per diluted share
•	Up to $761 million in payments over 18 months from the Microsoft agreements
In 2005, revenue grew 22% to $325.1 million compared to $266.7 million in 2004. In the Consumer Products and Services segment, Music revenue was $97.5 million, a 50% increase over 2004; Games revenue was $56.3 million, a 63% increase over 2004; Video, Consumer Software and Other revenue was $95.0 million, a 2% decrease over 2004; and Media Properties revenue was $31.1 million, a 43% increase over 2004. In the Business Products and Services segment, revenue was $45.1 million, a 7% decrease from 2004.
Net income was $312.3 million, or $1.70 per diluted share, in 2005 compared to a net loss of $23.0 million, or ($0.14) per share, in 2004. Net income for the year included the same settlement benefit and expenses as discussed in the quarterly overview above.
For the full year, EBITDA was $431.4 million compared to ($11.6) million in 2004. A reconciliation of GAAP net income to EBITDA is provided in the financial tables that accompany this release.
The gross margin in 2005 was 70% as compared to 64% in the prior year.
Operating expenses for 2005 were a benefit of ($170.6) million compared to $192.3 million in 2004. Operating expenses were significantly impacted by the Microsoft settlement and other items as described in the quarterly net income discussion.

For the full year, the effective tax rate was approximately 27%, impacted by the use of pre-existing tax credits and NOL carry forwards. However, actual federal income taxes owed are expected to be less than $10 million due to the utilization of deferred tax assets.
As of December 31, 2005, Real had approximately $781.3 million in unrestricted cash, cash equivalents and short-term investments, which includes the proceeds from $100 million of convertible debt. In addition, the Company holds an equity investment in a public company valued at approximately $43.4 million as of December 31, 2005.
Under the Company’s stock repurchase program, approximately 3.2 million shares were repurchased for $25.0 million during the fourth quarter of 2005. For the full year, 8.6 million shares were repurchased for $54.3 million. As of December 31, 2005, approximately $75.0 million remained available under the existing stock repurchase program.
The number of shares used to compute the diluted earnings per share for the fourth quarter and full year 2005 was 183.7 million and 184.2 million, respectively.
Business Outlook
The following forward-looking statements reflect RealNetworks’ expectations as of February 14, 2006. The Company currently does not intend to update these forward-looking statements until the next quarterly results announcement.
For the first quarter of 2006, Real expects revenue in the range of $82 million to $86 million and earnings of $0.11 to $0.13 per diluted share. Operating expenses are expected to include a benefit of $40 million, or $0.22 per diluted share, in income from our agreements with Microsoft. Projected earnings also include $0.08 to $0.10 per diluted share of expenses primarily related to income from the Microsoft agreements including the following: approximately $0.01 per diluted share for non-income related taxes and employee bonuses; $0.01 per diluted share of charitable contributions representing five percent of net income; and $0.06 to $0.08 per diluted share of income tax expense which represents a tax rate of approximately 37%. In addition, Real expects to incur $0.02 to $0.03 per diluted share of non-cash stock compensation expense.
For 2006, Real expects to report revenue in the range of $365 million to $380 million and earnings of $0.75 to $0.80 per diluted share. Operating expenses are expected to include a benefit of $222 million, or approximately $1.22 per diluted share in income from our agreements with Microsoft. Projected earnings also include $0.51 to $0.55 per diluted share of expenses primarily related to income from the Microsoft agreements including the following: approximately $0.03 to $0.04 per diluted share for non-income related taxes and employee bonuses; $0.04 per diluted share of charitable contributions representing five percent of net income; and $0.44 to $0.47 per diluted share of income tax expense which represents a tax rate of approximately 37%. However, actual federal income taxes owed are expected to be less than $10 million due to the utilization of deferred tax assets. In addition, Real expects to incur $0.08 to $0.10 per diluted share of non-cash stock compensation expense.
The Company will host a webcast and conference call today at 5:00 pm (Eastern)/ 2:00 pm (Pacific). The live webcast, featuring slides and audio, will be available at http://www.realnetworks.com/company/investor/earnings.html. Listeners will require RealPlayer® to listen to the conference call, which can be downloaded for free at www.real.com. The on-demand webcast will be available approximately two hours following the conclusion of the live webcast. Participants may access the conference call by dialing 800-857-5305 (773-681-5857 for international callers). The passcode is “Fourth Quarter Earnings,” and the leader is Rob Glaser. A telephonic replay will be available until 8 pm (Eastern), November 9th, and may be accessed by dialing 800-677-4302 (402-998-0977 for international callers).
For More Information Contact
Press: Maureen Farley, RealNetworks, (206) 892-6653, mfarley@real.com
Financial: Caroline Hughes, RealNetworks, (206) 892-6718, carolinehughes@real.com
ABOUT REALNETWORKS
RealNetworks, Inc. is a leading creator of digital media services and software including Rhapsody®, RealPlayer® 10 and casual PC and mobile games. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.
Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) Real’s future revenue, expenses, margins, profitability, net income, taxes, earnings per share and other measures of results of operation; (b) the growth of Real’s music and games businesses; (c) the prospects for future growth; and (d) the future success and impact on Real’s operating results and financial position resulting from the Microsoft agreements. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services generally and RealNetworks’ content services in particular, in particular because these are relatively new and unproven business models and markets; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the collaborative agreements we have with Microsoft will be less successful than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings and on-line music sales; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; risks associated with the introduction of new products and services; risks inherent in strategic relationships, especially with competitors, and technology and service integration efforts; risks relating to the ability of Real’s strategic partners’ to generate subscribers for Real’s digital content services; and risks related to the Company’s ability to fully utilize its tax assets. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission. The preparation of our financial statements and forward looking financial guidance requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenues and expenses during the reported period. Actual results may differ materially from these estimates under different assumptions or conditions. The Company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.
RealNetworks, Rhapsody and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004
		(in thousands, except per share data)

Net revenue	$83,568	$72,546	$325,059	$266,719

Cost of revenue	23,976	23,925	98,249	92,207
Loss on content agreement	—	—	—	4,938

Gross profit	59,592	48,621	226,810	169,574

Operating expenses:
Research and development	25,335	13,091	70,631	51,607
Sales and marketing	36,706	26,608	130,515	96,779
General and administrative	29,573	7,914	50,669	31,302
Loss on excess office facilities (A)	—	—	—	866
Stock-based compensation	19	71	128	695

Subtotal operating expenses	91,633	47,684	251,943	181,249

Antitrust litigation (settlement) expenses (B)	(434,425)	2,997	(422,500)	11,048

Total operating expenses	(342,792)	50,681	(170,557)	192,297

Operating income (loss)	402,384	(2,060)	397,367	(22,723)

Other income (expense), net:
Interest income, net	7,012	1,602	14,511	4,452
Equity in net loss of MusicNet	—	(955)	(1,068)	(4,351)
Impairment of equity investments (C)	(266)	—	(266)	(450)
Gain on sale of equity investments	—	—	19,330	—
Other, net	(55)	606	(331)	597

Other income (expense), net	6,691	1,253	32,176	248

Income (loss) before income taxes	409,075	(807)	429,543	(22,475)
Income tax provision	(113,435)	(165)	(117,198)	(522)

Net income (loss)	$295,640	$(972)	$312,345	$(22,997)

Basic net income (loss) per share	$1.76	$(0.01)	$1.84	$(0.14)

Diluted net income (loss) per share	$1.61	$(0.01)	$1.70	$(0.14)

Shares used to compute basic net income (loss) per share	167,573	170,039	169,986	168,907
Shares used to compute diluted net income (loss) per share	183,728	170,039	184,161	168,907

(A)	The loss on unoccupied excess office facilities represents the loss from rent payments over the remaining life of certain leased facilities and amounts related to the write-off of certain leasehold improvements.

(B)	Consists of amounts received under the Settlement and Commercial agreements with Microsoft, net of certain legal fees, personnel costs, public relations and other professional service fees incurred related to antitrust complaints against Microsoft, including proceedings in the European Union.

(C)	Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2005	2004
	(in thousands)
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$781,327	$363,621
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	16,721	14,501
Deferred tax assets, net, current portion	54,204	—
Prepaid expenses and other current assets	11,933	8,196

Total current assets	864,185	386,318

Equipment and leasehold improvements, at cost:
Equipment and software	56,402	45,324
Leasehold improvements	27,964	25,015

Total equipment and leasehold improvements	84,366	70,339
Less accumulated depreciation and amortization	51,228	41,508

Net equipment and leasehold improvements	33,138	28,831

Restricted cash equivalents	17,300	20,151
Notes receivable from related parties	—	106
Equity investments	46,163	36,588
Goodwill, net	123,330	119,217
Other intangible assets, net	7,337	8,383
Deferred tax assets, net, non-current portion	19,147	—
Other assets	2,397	2,908

Total assets	$1,112,997	$602,502

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,397	$10,219
Accrued and other liabilities	112,340	50,033
Deferred revenue, current portion	25,021	30,307
Accrued loss on excess office facilities and content agreement, current portion	4,623	8,160

Total current liabilities	153,381	98,719

Deferred revenue, non-current portion	276	548
Accrued loss on excess office facilities and content agreement, non-current portion	13,393	19,017
Deferred rent	4,018	3,413
Convertible debt	100,000	100,000
Other long-term liabilities	196	—

Total shareholders’ equity	841,733	380,805

Total liabilities and shareholders’ equity	$1,112,997	$602,502

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

	2005				2004
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

	(in thousands)

Net Revenue by Line of Business:*
Consumer products and services (A)	$73,415	71,750	70,593	64,206	61,541	56,034	53,743	47,025
Business products and services (B)	10,153	10,483	12,093	12,366	11,005	12,276	11,730	13,365

Total net revenue	$83,568	82,233	82,686	76,572	72,546	68,310	65,473	60,390

Consumer Products and Services:
Subscriptions (C)	$47,508	47,347	47,817	44,400	42,722	38,386	35,459	32,073
E-commerce and other (D)	25,907	24,403	22,776	19,806	18,819	17,648	18,284	14,952

Total consumer products and services revenue	$73,415	71,750	70,593	64,206	61,541	56,034	53,743	47,025

Consumer Products and Services:*
Music (E)	$26,104	25,042	24,135	22,243	20,252	18,040	14,954	11,940
Video, consumer software and other (F)	22,616	23,642	24,607	24,154	25,169	23,619	23,715	24,289
Games (G)	15,741	14,699	13,648	12,189	10,330	9,098	8,352	6,755
Media Properties (H)	8,954	8,367	8,203	5,620	5,790	5,277	6,722	4,041

Total consumer products and services revenue	$73,415	71,750	70,593	64,206	61,541	56,034	53,743	47,025

Net Revenue by Geography:
United States	$65,177	63,478	63,443	57,757	55,608	52,054	50,949	43,963
Rest of world	18,391	18,755	19,243	18,815	16,938	16,256	14,524	16,427

Total net revenue	$83,568	82,233	82,686	76,572	72,546	68,310	65,473	60,390

Gross Margin by Line of Business:**
Consumer products and services	70%	68%	68%	65%	64%	59%	63%	58%
Business products and services	81%	82%	83%	82%	82%	83%	83%	83%
Total gross margin	71%	70%	70%	68%	67%	64%	67%	56%

Subscribers (presented as greater than)***
Total****	2,250	2,200	2,000	1,850	1,550	1,550	1,400	1,300
Music	1,425	1,300	1,150	975	700	625	550	450

*Reclassifications were made to the presentation of 2004 data to conform to the presentation for 2005

**For the quarter ended March 31, 2004, total gross margin includes loss on content agreement of $4.9 million

***Beginning the quarter ended March 31, 2005, total and music subscribers reflect the inclusion of subscribers that registered for the Comcast Rhapsody Radio Plus service

****Total subscribers as of March 31, 2004 reflect the removal of approximately 142,000 subscribers resulting from the non-renewal of the MLB contract
(A) Revenue is derived from consumer digital media subscription services, RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising
(B) Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services
(C) Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions
(D) Revenue is derived from RealPlayer Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising
(E) Revenue is derived from RadioPass, Rhapsody subscription services and sales of music content, advertising generated from our music and music related websites and the distribution of third party products
(F) Revenue is derived from SuperPass subscriptions, RealPlayer Plus and related products, stand-alone subscription services and sales of third party software products
(G) Revenue is derived from the GamePass subscription service, sales of games, advertising generated from our games and game-related websites and the distribution of third party products
(H) Revenue is derived from non-game and non-music related advertising and distribution of third party products

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)
A reconciliation of Generally Accepted Accounting Principles (“GAAP”) net income (loss) to income (loss) before interest, taxes, depreciation, amortization and stock compensation (“EBITDA”) and EBITDA excluding antitrust litigation and loss on content agreement is as follows:

	Years Ended		Quarters Ended
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2005	2004	2005	2005	2005	2005	2004
			(in thousands)

Net income (loss) in accordance with GAAP	$312,345	(22,997)	$295,640	11,182	4,709	814	(972)
Interest income, net	(14,511)	(4,452)	(7,012)	(2,904)	(2,579)	(2,016)	(1,602)
Taxes	117,198	522	113,435	3,457	162	144	165
Depreciation, amortization and stock compensation	16,331	15,338	4,353	4,220	4,092	3,666	3,791

EBITDA	431,363	(11,589)	406,416	15,955	6,384	2,608	1,382